Exhibit 99.1

Contacts:	Brian Lynch Patrick Burke (760) 931-1771

CALLAWAY GOLF COMPANY

ANNOUNCES APPOINTMENT OF INTERIM CHIEF FINANCIAL OFFICER

CARLSBAD, CA /April 25, 2017/ Callaway Golf Company (NYSE:ELY) announced today that Robert K. Julian has left the Company and that it has appointed Brian P. Lynch, its General Counsel, to the additional role of Interim Chief Financial Officer, effective today. The Company emphasized that Mr. Julian’s departure was not related to any disagreement in accounting or financial reporting matters and that there has been no adverse change in the Company’s business.

The Company intends to consider both internal and external candidates in its search for a Chief Financial Officer. Brian Lynch has been with Callaway in various roles for more than 17 years and was named General Counsel in 2012. During his nearly 30-year career, Mr. Lynch has helped handle a wide range of legal, strategic, financial, operational and administrative matters for public and private companies.

“We thank Robert for his many contributions during his time with Callaway and wish him well with his future endeavors,” said Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. “Brian has been very involved in all key strategic and financial matters since I joined Callaway, including our SEC compliance and public accounting and reporting matters, and I look forward to working with him to ensure a smooth transition.”

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About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, and OGIO brands worldwide. For more information, please visit www.callawaygolf.com, www.odysseygolf.com and www.ogio.com.

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